EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-214823) of Differential Brands Group Inc. of our report dated April 2, 2018 on our audits of the consolidated financial statements of Differential Brands Group Inc. as of December 31, 2017 and 2016 and for each of the two years then ended, included in this Annual Report on Form 10-K of Differential Brands Group Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

New York, New York

April 2, 2018